Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND BETWEEN

DEMAND MEDIA, INC.,

AND

RIGHTSIDE GROUP, LTD.

DATED AS OF AUGUST 1, 2014

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SEPARATION AND DISTRIBUTION AGREEMENT

This Separation and Distribution Agreement (this “Agreement”), is dated as of August 1, 2014, by and between Demand Media, Inc., a Delaware corporation (“Demand Media”), and Rightside Group, Ltd., a Delaware corporation and a wholly owned subsidiary of Demand Media (“Rightside” and, together with Demand Media, the “Parties”).

RECITALS:

WHEREAS, Rightside is and prior to the Distribution will be a wholly owned subsidiary of Demand Media;

WHEREAS, the Board of Directors of Demand Media has determined that it is in the best interests of Demand Media and its stockholders to separate the business of Rightside and the Rightside Subsidiaries (the “Spin-Off”), all as more fully described in the Registration Statement, from Demand Media’s other businesses on the terms and conditions set forth herein;

WHEREAS, the Board of Directors of Demand Media has authorized the distribution to the holders of the issued and outstanding shares of common stock, par value $0.0001 per share, of Demand Media (the “Demand Media Common Stock”) as of the Distribution Record Date, by means of a dividend, of all of the issued and outstanding shares of common stock, par value $0.0001 per share, of Rightside (each such share is individually referred to as a “Rightside Share” and collectively referred to as the “Rightside Common Stock”), respectively, on the basis of one Rightside Share for every five shares of Demand Media Common Stock (the “Distribution”);

WHEREAS, the Boards of Directors of Demand Media and Rightside have each determined that the Distribution, the other transactions contemplated by this Agreement and the Ancillary Agreements (the “Transactions”) are in the best interests of their respective companies and stockholders, as applicable, and have approved this Agreement and each of the Ancillary Agreements;

WHEREAS, the Parties have determined to set forth the principal corporate and other transactions required to effect the Distribution and to set forth other agreements that will govern certain other matters prior to and following the completion of the Distribution;

WHEREAS, the Parties intend that the Internal Contribution and the Distribution will qualify under Sections 355 and 368(a)(1)(D) of the Code and that this Agreement will be, and is hereby adopted as, a plan of reorganization under Section 368 of the Code; and

WHEREAS, the Restructuring and Distribution are part of a plan to separate the Rightside Business from the Demand Media Business.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1                                    General.  Unless otherwise defined herein or unless the context otherwise requires, as used in this Agreement, the following terms shall have the following meanings:

“Action” shall mean any demand, action, suit, arbitration, inquiry, proceeding or investigation, audit, counter suit, hearing or litigation of any nature whether administrative, civil, criminal, regulatory or otherwise, by or before any Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” shall mean, when used with respect to any specified Person, a Person that directly or indirectly controls, is controlled by, or is under common control with such specified Person.  As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise.  Unless explicitly provided herein to the contrary, for purposes of this Agreement, Demand Media shall be deemed not to be an Affiliate of Rightside or any of its Subsidiaries, and Rightside shall be deemed not to be an Affiliate of Demand Media or any of its Subsidiaries (other than Rightside and the Rightside  Subsidiaries).

“Agent” shall have the meaning set forth in Section 3.1(a).

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Agreement Disputes” shall have the meaning set forth in Section 8.1.

“Ancillary Agreements” shall mean all of the written agreements, instruments, understandings, assignments or other arrangements (other than this Agreement) entered into by the Parties or any other Rightside Entity in connection with the transactions contemplated hereby, including the Transition Services Agreement, the Employee Matters Agreement, the Tax Matters Agreement, and the Intellectual Property Assignment and License Agreement.

“Applicable Rate” shall mean the rate of interest per annum announced from time to time by the Wall Street Journal as the “prime rate” at large U.S. money center banks.

“Asset” means all rights, properties or other assets, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wheresoever situated and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banking institutions located in the City of New York are authorized or obligated by Law or executive order to close.

“Claims Made Policies” shall have the meaning set forth in Section 9.2(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Policies” shall have the meaning set forth in Section 9.2(b).

“Contract” means any written, oral, implied or other contract, agreement, covenant, lease, license, guaranty, indemnity, representation, warranty, assignment, sales order, purchase order, power of attorney, instrument or other commitment, assurance, undertaking or arrangement that is binding on any Person or entity or any part of its property under applicable Law.

“Demand Media” shall have the meaning set forth in the preamble to this Agreement.

“Demand Media Action” shall mean any current or future Action relating primarily to the Demand Media Business in which one or more Rightside Entities is a defendant or the party against whom any claim or investigation is directed, including any of the Actions listed on Schedule 6.1(b), but excluding any Joint Action.

“Demand Media Business” shall mean the content and media business conducted by the Demand Media Entities and any other business (other than the Rightside Business) directly conducted by any Demand Media Entity as of or prior to the date of this Agreement.

“Demand Media Common Stock” shall have the meaning set forth in the recitals to this Agreement.

“Demand Media Entities” means Demand Media and each Demand Media Subsidiary (each, a “Demand Media Entity”).

“Demand Media Indemnitees” shall mean:

(a)                                 Demand Media and each Affiliate thereof after giving effect to the Distribution; and

(b)                                 each of the respective Representatives of any of the entities described in the immediately preceding clause (a) and each of the heirs, executors, successors and assigns of any of such Representatives, except in the case of clauses (a) and (b), the Rightside Indemnitees; provided, however, that a Person who was a Representative of Demand Media or an Affiliate thereof may be a Demand Media Indemnitee in that capacity notwithstanding that such Person may also be a Rightside Indemnitee.

“Demand Media Liabilities” shall mean:

(a)                                 any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the schedules hereto or thereto) as Liabilities to be assumed by Demand Media and all Liabilities of any of the Demand Media Entities under this Agreement or any of the Ancillary Agreements; and

(b)                                 all Liabilities (other than Liabilities that are Rightside Liabilities), if and to the extent relating to, arising out of or resulting from:

(i)                                     the ownership or operation of the Demand Media Business (including any discontinued business or any business which has been sold or transferred) as conducted at any time prior to, on or after the Distribution Date; or

(ii)                                  the ownership or operation of any business conducted by Demand Media or any Demand Media Subsidiary at any time prior to, on or after the Distribution Date.

(c)                                  Notwithstanding the foregoing, the Demand Media Liabilities shall not include:

(i)                                     any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the schedules hereto or thereto) as Liabilities of Rightside or any Rightside Entity (including, for the avoidance of doubt, Rightside Liabilities); or

(ii)                                  any Liabilities related or attributable to, or arising in connection with, Taxes or Tax Returns, which shall be exclusively governed by the Tax Matters Agreement.

“Demand Media Marks” shall include all names, logos or trademarks of Demand Media or its Affiliates (other than Rightside), all intellectual property rights therein and all trademarks and logos comprised of or derivative of any of the foregoing.

“Demand Media Retained Assets” shall mean (a) all Assets which are held at the Effective Time by Demand Media or any of the Demand Media Subsidiaries, other than any Rightside Assets and (b) all Assets owned by the Rightside Entities that are used primarily in, or that primarily relate to, the Demand Media Business; provided, for the avoidance of doubt, that in all cases “Demand Media Retained Assets” shall not include any of the Rightside Opco Licensed IP (as defined in the Intellectual Property Assignment and License Agreement).

“Demand Media Subsidiaries” shall mean (a) each of the Persons listed on Annex  1.1(a)(i) hereto, (b) except as otherwise set forth on Annex 1.1(a)(i), any other Person (other than any Rightside Subsidiary) that is owned, directly or indirectly (in whole or in part), by any of the Persons listed on Annex 1.1(a)(i) hereto prior to the Distribution and (c) any other entity which becomes a Subsidiary of Demand Media after the Distribution.

“Distribution” shall have the meaning set forth in the recitals to this Agreement.

“Distribution Date” shall mean such date as may be determined by the Board of Directors of Demand Media or a committee of such Board of Directors, as the date as of which the Distribution shall be effected.

“Distribution Record Date” shall mean such date as may be determined by the Board of Directors of Demand Media or a committee of such Board of Directors, as the record date for the Distribution.

“Effective Time” shall mean 4:00 p.m., New York City time, on the Distribution Date.

“Employee Matters Agreement” shall mean the Employee Matters Agreement by and between Demand Media and Rightside, which agreement shall be entered into prior to or on the Distribution Date.

“Entities” shall mean, as applicable, the Rightside Entities and/or the Demand Media Entities (each an “Entity”).

“Environmental Laws” shall mean any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, principles of common law, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions (including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et. seq.), whether now or hereafter in existence, relating to the environment, natural resources, human health or safety, endangered or threatened species of fish, wildlife and plants, or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including without limitation indoor or outdoor air, surface water, groundwater and surface or subsurface soils), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the investigation, cleanup or other remediation thereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Existing D&O Policies” shall have the meaning set forth in Section 9.3(a).

“Governmental Authority” shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official, securities exchange (including the NYSE and Nasdaq) or other regulatory, administrative or governmental authority.

“Governmental Authorization” shall mean any authorization, approval, consent, license, certificate or permit issued, granted, or otherwise made available under the authority of any court, governmental or regulatory authority, agency, stock exchange, commission or body.

“Indemnifying Party” shall have the meaning set forth in Section 5.3(a)(i).

“Indemnitee” shall have the meaning set forth in Section 5.3(a)(i).

“Information Statement” means the information statement, attached as an exhibit to the Registration Statement, and any related documentation to be provided to holders of Demand Media Common Stock in connection with the Distribution, including any amendments or supplements thereto.

“Insurance Policy” means any insurance policies and insurance Contracts, including, without limitation, general liability, property and casualty, workers’ compensation, automobile, marine, directors & officers liability, errors and omissions, employee dishonesty and fiduciary liability policies, whether, in each case, in the nature of primary, excess, umbrella or self-insurance overage, together with all rights, benefits and privileges thereunder.

“Internal Contribution” shall have the meaning set forth in Schedule 1.1.

“JAMS” shall have the meaning set forth in Section 8.3.

“JAMS Rules” shall have the meaning set forth in Section 8.3.

“Joint Action” shall mean any current or future Action with respect to which it is unclear at the onset of such Action whether Liabilities will arise primarily in connection with the Rightside Business or the Demand Media Business, including any of the Actions listed on Schedule 6.1(f).

“Law” shall mean all laws, statutes and ordinances and all regulations, rules and other pronouncements of Governmental Authorities having the effect of law of the United States of America, any foreign country, or any domestic or foreign state, province, commonwealth, city, country, municipality, territory, protectorate, possession or similar instrumentality, or any Governmental Authority thereof.

“Liabilities” shall mean any and all debts, liabilities, obligations, responsibilities, Losses, damages (whether compensatory, punitive or treble), fines, penalties and sanctions, absolute or contingent, matured or unmatured, liquidated or unliquidated, foreseen or unforeseen, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, whenever arising, including without limitation those arising under or in connection with any Law (including any Environmental Law), Action, threatened Action, order or consent decree of any Governmental Authority or any award of any arbitration tribunal, and those arising under any contract, guarantee, commitment or undertaking, whether sought to be imposed by a Governmental Authority, private party, or party to this Agreement, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, and including any costs, expenses, interest, attorneys’ fees, disbursement and expense of counsel, expert and consulting fees and costs related thereto or to the investigation or defense thereof.

“Litigation Expenses” shall have the meaning set forth in Section 6.1(f)(iii).

“Losses” shall mean all losses, damages, claims, demands, judgments or settlements of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, including all reasonable costs and expenses (legal, accounting or otherwise as such costs are incurred) relating thereto, suffered by an Indemnitee.

“Occurrence Based Policies” shall have the meaning set forth in Section 9.2(a).

“Nasdaq” shall mean the Nasdaq Global Select Market.

“NYSE” shall mean the New York Stock Exchange.

“Outside Notice Date” shall have the meaning set forth in Section 5.3(a)(i).

“Parties” shall have the meaning set forth in the preamble to this Agreement.

“Person” shall mean any natural person, corporation, business trust, limited liability company, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

“Pre-Distribution Claim” shall have the meaning set forth in Section 9.4(a).

“Records” shall have the meaning set forth in Section 7.1(a).

“Registration Statement” shall mean the registration statement on Form 10 filed by Rightside with the SEC to effect the registration of the Rightside Shares pursuant to the Exchange Act.

“Representative” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

“Restructuring” shall have the meaning set forth in Section 2.1(a).

“Restructuring Plan” shall mean the Plan of Restructuring attached hereto as Schedule 1.1.

“Run-Off Policy” shall have the meaning set forth in Section 9.3(c).

“Rightside” shall have the meaning set forth in the preamble to this Agreement.

“Rightside Action” shall mean any current or future Action relating primarily to the Rightside Business in which one or more Demand Media Entities is a defendant or the party against whom a claim or investigation is directed, including any of the Actions listed on Schedule 6.1(a), but excluding any Joint Action.

“Rightside Assets” shall mean (a) all Assets owned by the Rightside Entities and (b) all Assets owned by the Demand Media Entities that are used primarily in, or that primarily relate to, the Rightside Business; provided, for the avoidance of doubt, that in all cases “Rightside Assets” shall not include any of the Demand Media Licensed IP (as defined in the Intellectual Property Assignment and License Agreement).

“Rightside Business” shall mean the domain name services business conducted by the Rightside Entities and any other business (other than the Demand Media Business) directly conducted by any Rightside Entity as of or prior to the date of this Agreement.

“Rightside Common Stock” shall have the meaning set forth in the recitals to this Agreement.

“Rightside Entities” means Rightside and each Rightside Subsidiary (each, a “Rightside Entity”).

“Rightside Indemnitees” shall mean:

(a)                                 Rightside and each Affiliate thereof after giving effect to the Distribution; and

(b)                                 each of the respective Representatives of any of the entities described in the immediately preceding clause (a) and each of the heirs, executors, successors and assigns of any of such Representatives, except in the case of clauses (a) and (b), the Demand Media Indemnitees; provided, however, that a Person who was a Representative of Rightside or an Affiliate thereof may be a Rightside Indemnitee in that capacity notwithstanding that such Person may also be a Demand Media Indemnitee.

“Rightside Liabilities” shall mean:

(a)                                 any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the schedules hereto or thereto) as Liabilities to be assumed by Rightside or any Rightside Entity, and all Liabilities of any Rightside Entity under this Agreement or any of the Ancillary Agreements; and

(b)                                 all Liabilities, if and to the extent relating to, arising out of or resulting from:

(i)                                     the ownership or operation of the Rightside Business (including any discontinued business or any business which has been sold or transferred), as conducted at any time prior to, on or after the Distribution Date; or

(ii)                                  the ownership or operation of any business conducted by Rightside or any Rightside Subsidiary at any time prior to, on or after the Distribution Date.

(c)                                  Notwithstanding the foregoing, the Rightside Liabilities shall not include:

(i)                                     any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the schedules hereto or thereto) as Liabilities of Demand Media; or

(ii)                                  any Liabilities related or attributable to, or arising in connection with, Taxes or Tax Returns, which shall be exclusively governed by the Tax Matters Agreement.

“Rightside Marks” shall include all names, logos or trademarks of Rightside or its Affiliates, all intellectual property rights therein and all trademarks and logos comprised of or derivative of any of the foregoing.

“Rightside Share” shall have the meaning set forth in the recitals to this Agreement.

“Rightside Specific Policies” shall have the meaning set forth in Section 9.1.

“Rightside Subsidiaries” shall mean (a) each of the Persons listed on Annex 1.1(b)(i) hereto, (b) except as otherwise set forth on Annex 1.1(b)(i), any other Person that was owned, directly or indirectly (in whole or in part) by any of the Persons listed on Annex 1.1(b)(i) hereto prior to the Distribution and (c) any other entity which becomes a Subsidiary of Rightside after the Effective Time.

“S6 Purchase Agreement” shall mean that certain Securities Purchase Agreement, by and among Demand Media, Society6, LLC, the Holders of Units of Society6, LLC and Shareholder Representative Services LLC as Seller Representative, dated as of June 20, 2013.

“SEC” means the United Stated Securities and Exchange Commission.

“Spin-Off” shall have the meaning set forth in the recitals to this Agreement.

“Subsidiary” shall mean with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries controls or owns, directly or indirectly, more than 50% of the stock or other equity interests entitled to vote on the election of members to the board of directors or similar governing body or, in the case of a Person with no governing body, more than 50% of the equity or voting interests.

“Tax” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” shall mean the Tax Matters Agreement by and between Demand Media and Rightside, which agreement shall be entered into prior to or on the Distribution Date, as may be amended from time to time.

“Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

“Third-Party” shall mean any Person who is not a Party to this Agreement.

“Third-Party Claim” shall have the meaning set forth in Section 5.3(a)(i).

“Transactions” shall have the meaning set forth in the recitals to this Agreement.

“Transition Services Agreement” shall mean the Transition Services Agreement by and between Demand Media and Rightside, which agreement shall be entered into prior to or on the Distribution Date.

Section 1.2                                    Reference; Interpretation.  References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa.  The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections and Schedules shall be deemed to be references to Articles and Sections of, and Schedules to, this Agreement.  Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.  Neither this Agreement nor any Ancillary Agreement shall be construed against either Party as the principal draftsperson hereof or thereof.

Section 1.3                                    Tax Matters.  The Tax Matters Agreement will govern Demand Media’s and Rightside’s respective rights, responsibilities and obligations after the Distribution with respect to Taxes, including ordinary course of business Taxes and Taxes, if any, incurred as a result of any failure of the Internal Contribution, together with the Distribution, to qualify as a transaction that is tax-free for U.S. federal income tax purposes. The Tax Matters Agreement sets forth the respective obligations of Demand Media and Rightside with respect to the filing of Tax Returns, the administration of Tax contests, cooperation and other matters, and imposes certain restrictions on Demand Media’s and Rightside’s ability to engage in certain actions following the Distribution. Except as expressly set forth in this Agreement or any Ancillary Agreement, all matters relating to Taxes in connection with the Transactions shall be governed exclusively by the Tax Matters Agreement.

ARTICLE II.

THE SEPARATION

Section 2.1                                    Restructuring.

(a)                                 The Parties have taken or will take, and have caused or will cause their respective Subsidiaries to take, all actions that are necessary or appropriate to implement and accomplish the transactions contemplated by each of the steps set forth in the Restructuring Plan (collectively, the “Restructuring”); provided, however, that all of such steps shall be completed by no later than the Effective Time.

(b)                                 All the transactions contemplated by the Restructuring and the Distribution are intended to be part of the same plan of reorganization, even though there may be delays between the completion of certain of the transactions.

Section 2.2                                    Transfer of Rightside Assets and Rightside Business; Assumption of Rightside Liabilities.

On the terms and subject to the conditions of this Agreement, and in furtherance of the Restructuring and the Spin-Off:

(a)                                 Demand Media, by no later than the Effective Time, shall cause all of its (or its Subsidiaries’) rights, title and interest in and to all of the Rightside Assets and Rightside Business to be contributed, assigned, transferred, conveyed and delivered, directly or indirectly, to Rightside (or its Subsidiaries), and Rightside agrees to accept or cause to be accepted all such rights, title and interest in and to all the Rightside Assets and Rightside Business, in each case as contemplated by the Restructuring Plan and the applicable Ancillary Agreements.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, ALL ASSETS TRANSFERRED PURSUANT TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT ARE BEING TRANSFERRED AS IS, WHERE IS, WITH ALL FAULTS.

(b)                                 Demand Media, by no later than the Effective Time, shall cause all of the Rightside Liabilities to be assigned, directly or indirectly, to Rightside, and Rightside agrees to accept, assume, perform, discharge and fulfill all of the Rightside Liabilities in accordance with their respective terms, in each case as contemplated by the Restructuring Plan.

(c)                                  Upon completion of the transactions contemplated by Sections 2.1, 2.2(a) and 2.2(b) above: (i) Rightside will own, directly or indirectly, the Rightside Business and the Rightside Assets and be subject to the Rightside Liabilities; and (ii) Demand Media will continue to own, directly or indirectly, the Demand Media Business and the Demand Media Retained Assets and continue to be subject to the Demand Media Liabilities.

Section 2.3                                    Third-Party Consents and Government Approvals.

(a)                                 To the extent that either the Distribution or any step in the Restructuring Plan requires a consent of any third party or a Governmental Authorization, the Parties will use commercially reasonable efforts to obtain each such consent and Governmental Authorization at or prior to the time such consent or Governmental Authorization is required in order to lawfully effect the Distribution and each step in the Restructuring Plan.

(b)                                 If any Asset may not be transferred by reason of the requirement to obtain the consent of any third party or a Governmental Authorization and such consent has not been obtained by the Distribution Date, then (unless otherwise expressly agreed by Demand Media and Rightside) such Asset shall not be transferred until such consent has been obtained.  Subject to reimbursement from the other Party of all reasonable costs and expenses incurred in connection with such actions, Demand Media and Rightside, as the case may be, shall (i) use commercially reasonable efforts to provide or cause the owner of such Asset to use commercially reasonable efforts to provide to the other Party (or appropriate Entity affiliated with the other Party) all the rights and benefits under such Asset, (ii) cause such owner to enforce such Asset for the benefit of such other Party (or for the benefit of the Entity affiliated with the other Party) and (iii) assume or cause the appropriate Entity affiliated with it to assume all obligations of such Asset, in each case to the extent that such action does not cause a breach or default under such Asset.  Both Parties shall otherwise cooperate and use commercially reasonable efforts to provide the economic and operational equivalent of an assignment or transfer of the Asset as of the Distribution Date.

(c)                                  From and after the Distribution Date, each Party shall promptly transfer or cause the Entity(ies) affiliated with it to promptly transfer to the other Party or the appropriate Entity(ies) affiliated with the other Party, from time to time, any property received that is an Asset of the other Party or of any Entity affiliated with the other Party.  Without limiting the foregoing, funds received by a Party or any Entity affiliated with such Party upon the payment of accounts receivable that belong to the other Party or any Entity affiliated with the other party, shall be transferred to the other Party (or Entity affiliated with the other Party) by wire transfer as promptly as practicable after the receiving party becomes aware of having received such funds.

Section 2.4                                    Further Actions.  From and after the Effective Time, upon the reasonable request of a Party hereto, the other Party hereto will promptly take, or cause its Subsidiaries to promptly take, all commercially reasonable actions necessary or appropriate to fully accomplish the Restructuring and to give effect to the transactions provided for in this Agreement, including each step in the Restructuring Plan, in accordance with the purposes hereof.

Section 2.5                                    Restructuring Documents.  All documents and instruments used to effect the Restructuring and otherwise to comply with this Agreement shall be in form satisfactory to Demand Media and Rightside.

Section 2.6                                    Certain Licenses and Permits.

(a)                                 On or prior to the Distribution Date or as soon as reasonably practicable thereafter, Demand Media shall use its commercially reasonable efforts to transfer or cause to be transferred any transferable licenses, permits and authorizations issued by any Governmental Authority which relate primarily to the Rightside Business but which are held in the name of any Demand Media Entity, or in the name of any employee, officer, director, stockholder or agent of any such Demand Media Entity, or otherwise, on behalf of any Rightside Entity, to the appropriate Rightside Entity.

(b)                                 On or prior to the Distribution Date or as soon as reasonably practicable thereafter, Rightside shall use its commercially reasonable efforts to transfer or cause to be transferred any transferable licenses, permits and authorizations issued by any Governmental Authority which relate primarily to the Demand Media Business but which are held in the name of any Rightside Entity, or in the name of any employee, officer, director, stockholder or agent of any such Rightside Entity, or otherwise, on behalf of any Demand Media Entity, to the appropriate Demand Media Entity.

ARTICLE III.

DISTRIBUTION AND CERTAIN COVENANTS

Section 3.1                                    Distribution.

(a)                                 On or prior to the Distribution Date, Demand Media shall deliver to American Stock Transfer & Trust Company, LLC (the “Agent”) a single stock certificate representing all of the issued and outstanding Rightside Shares, in each case, endorsed by Demand Media in blank, for the benefit of the holders of Demand Media Common Stock, and Demand Media shall instruct the Agent to distribute, on or as soon as practicable following the Distribution Date, such number of the Rightside Shares to holders of record of shares of Demand Media Common Stock on the Distribution Record Date, all as further contemplated by the Registration Statement and hereby.  Rightside shall provide any share certificates that the Agent shall require in order to effect the Distribution.  The Distribution shall be effective at the Effective Time.

(b)                                 The Rightside Shares issued in the Distribution are intended to be distributed only pursuant to a book entry system.  Demand Media shall instruct the Agent to deliver the Rightside Shares previously delivered to the Agent to a depositary and to mail to each holder of record of Demand Media Common Stock on the Distribution Record Date, a statement of the Rightside Common Stock credited to such holder’s account.

Section 3.2                                    Demand Media Determinations.  Demand Media shall have the sole and absolute discretion to determine whether to proceed with all or part of the Distribution and all terms thereof, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing of and conditions to the consummation of the Distribution.  Rightside shall cooperate with Demand Media in all respects to accomplish the Distribution and shall, at Demand Media’s direction, promptly take any and all actions necessary or desirable to effect the Distribution.  Demand Media shall select any investment banker(s), underwriters and manager(s) in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and outside counsel for Demand Media.

Section 3.3                                    Charter; Bylaws.  On or prior to the Distribution Date, Rightside and Demand Media shall take all necessary actions to provide for the adoption of the form of Certificate of Incorporation and Bylaws in substantially the form filed by Rightside with the SEC as exhibits to the Registration Statement.

Section 3.4                                    Directors.  On or prior to the Distribution Date, Demand Media and Rightside shall have taken all necessary action to cause the board of directors of Rightside to consist of the individuals identified in the Registration Statement as directors of Rightside as of immediately following the Effective Time.

Section 3.5                                    Election of Officers.  On or prior to the Distribution Date, Rightside shall take all actions necessary and desirable so that as of the Distribution Date the officers of Rightside will be as set forth in the Registration Statement.

Section 3.6                                    State Securities Laws.  Prior to the Distribution Date, Demand Media and Rightside shall take all such action as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States of America in order to effect the Distribution.

Section 3.7                                    Listing Application; Notice to Nasdaq.

(a)                                 Prior to the Distribution Date, Demand Media and Rightside shall prepare and file with Nasdaq a listing application and related documents and shall take all such other actions with respect thereto as shall be necessary or desirable in order to cause Nasdaq to list on or prior to the Distribution Date, subject to official notice of issuance, the Rightside Shares.

(b)                                 Prior to the Distribution, Demand Media shall, to the extent possible, give Nasdaq not less than 10 days’ advance notice of the Distribution Record Date in compliance with Rule 10b-17 under the Exchange Act.

Section 3.8                                    Removal of Certain Guarantees; Releases from Liabilities.

(a)                                 Except as otherwise specified in any Ancillary Agreement, (i) in the event that at any time before or after the Distribution Date, Demand Media or Rightside identifies any Rightside Liability for which any Demand Media Entity is a guarantor or obligor, Rightside shall use its commercially reasonable efforts to have, as quickly as practicable, such Demand Media Entities removed as guarantor of or obligor for any such Liability of Rightside, and (ii) in the event that at any time before or after the Distribution Date, Demand Media or Rightside identifies any Demand Media Liability for which any Rightside Entity is a guarantor or obligor, Demand Media shall use its commercially reasonable efforts to have, as quickly as practicable, such Rightside Entities removed as guarantor of or obligor for any such Liability of Demand Media.

(b)                                 If either Party is unable to obtain, or to cause to be obtained, any such required removal as set forth in Section 3.8(a), the guarantor or obligor shall continue to be bound as such and, unless not permitted by Law or the terms thereof, the applicable Party shall use commercially reasonable efforts to cause the relevant beneficiary to cause one of its Affiliates, as agent or subcontractor for such guarantor or obligor to pay, perform and discharge fully all the obligations or other Liabilities of the relevant the guarantor or obligor thereunder from and after the date hereof.

(c)                                  If (i) Rightside is unable to obtain, or to cause to be obtained, any such required removal as set forth in Section 3.8(a), or (ii) Rightside Liabilities arise from and after the Effective Time but before any Demand Media Entity, if such Demand Media Entity is a guarantor or obligor with reference to any such Rightside Liability, is removed pursuant to Section 3.8(a), then Rightside shall indemnify each Demand Media Entity for all Liabilities incurred by any of them in such Person’s capacity as guarantor or obligor.  Without limiting the foregoing, Rightside shall, or shall cause a Rightside Entity to, reimburse Demand Media as soon as practicable (but in no event later than 30 days) following delivery by Demand Media to Rightside of notice of a payment made pursuant to this Section 3.8 in respect of Rightside Liabilities.

(d)                                 If (i) Demand Media is unable to obtain, or to cause to be obtained, any such required removal as set forth in Section 3.8(a), or (ii) Demand Media Liabilities arise from and after the Effective Time but before any Rightside Entity, if such Rightside Entity is a guarantor or obligor with reference to any such Rightside Liability, is removed pursuant to Section 3.8(a), then Demand Media shall indemnify each Rightside Entity for all Liabilities incurred by any of them in such Person’s capacity as guarantor or obligor.  Without limiting the foregoing, Demand Media shall, or shall cause a Demand Media Entity to, reimburse Rightside as soon as practicable (but in no event later than 30 days) following delivery by Rightside to Demand Media of notice of a payment made pursuant to this Section 3.8 in respect of Demand Media Liabilities.

(e)                                  Rightside shall use reasonable best efforts to arrange, at its sole cost and expense and effective on or prior to the Distribution Date, the replacement of all guarantees, covenants, indemnities, surety bonds, letters of credit or similar assurances or credit support (“Credit Support Instruments”) provided by or through Demand Media or any other Demand Media Entity for the benefit of Rightside or any Rightside Entity (“Demand Media Credit Support Instruments”) including the letters of credit listed on Schedule 3.8(e) (the “Demand Media LCs”), with alternate arrangements that do not require any credit support from Demand Media or any other Demand Media Entity, and shall use reasonable best efforts to obtain from the beneficiaries of such Credit Support Instruments written releases (which in the case of a letter of credit or bank guarantee would be effective upon surrender of the original Demand Media Credit Support Instrument to the originating bank and such bank’s confirmation to Demand Media of cancelation thereof) indicating that Demand Media or such other Demand Media Entity will, effective upon the consummation of the Distribution, have no liability with respect to such Credit Support Instruments, in each case reasonably satisfactory to Demand Media; provided, however, that in the event that Rightside shall not have obtained all such releases on or prior to the Distribution Date, Rightside shall (i) provide Demand Media (or its designee) with letters of credit or guarantees, in each case issued by a bank reasonably acceptable to Demand Media, against losses arising from all such Credit Support Instruments, or if, after use of commercially reasonable efforts, Rightside has not arranged for a letter of credit facility with an acceptable bank on or prior to the Distribution Date, cash collateralize in a manner satisfactory to Demand Media the full amount of any outstanding Credit Support Instrument (in amount required by the originating bank) with respect to which such release has not been obtained; (ii) cause each other

Rightside Entity to, indemnify and hold harmless the Demand Media Indemnitees for any Liabilities arising from or relating to the such Demand Media Credit Support Instruments, including, without limitation, any fees and expenses incurred in connection with the issuance and maintenance thereof and any funds drawn by (or for the benefit of), or disbursements made to, the beneficiaries of such Demand Media Credit Support Instruments in accordance with the terms thereof; (iii) pay to Demand Media a fee payable at the end of each calendar quarter based on a rate of 0.5% per annum on the average outstanding balance during such quarter of any outstanding Demand Media LCs; and (iv) without the prior written consent of Demand Media, Rightside shall not, and shall not permit any other Rightside Entity to, enter into, renew or extend the term of, increase its obligations under, or transfer to a Third Party, any loan, lease, Contract or other obligation in connection with which Demand Media or any other Demand Media Entity has issued any letters of credit which remain outstanding. Neither Demand Media nor any other Demand Media Entity will have any obligation to renew any letters of credit issued on behalf of or in favor of any Righside Entity or the Rightside Business after the expiration of any such letter of credit.

(f)                                   In the event that at any time before or after the Distribution Date Rightside identifies any letters of credit, interest rate or foreign exchange contracts, surety bonds or other contracts (excluding guarantees) that relate primarily to the Demand Media Business but for which a Rightside Entity has contingent, secondary, joint, several or other Liability of any nature whatsoever, Demand Media shall, at its expense, take such actions and enter into such agreements and arrangements as Rightside may reasonably request to effect the release or substitution of Rightside (or a Rightside Entity).

(g)                                  At and after the Effective Time, the Parties shall use commercially reasonable efforts to obtain, or cause to be obtained, any consent, substitution or amendment required to novate, assign or extinguish all Rightside Liabilities (with respect to the Demand Media Entities) and Demand Media Liabilities (with respect to the Rightside Entities) of any nature whatsoever transferred under this Agreement or an Ancillary Agreement, or to obtain in writing the unconditional release of the assignor so that in each such case, Demand Media (or an appropriate Demand Media Entity) shall be solely responsible for the Demand Media Liabilities and Rightside (or an appropriate Rightside Entity) shall be solely responsible for the Rightside Liabilities; provided, however, that no Party shall be obligated to pay any consideration therefor (except for filing fees or other similar charges) to any Third Party from whom such consent, substitution, amendment or release is requested.  Whether or not any such consent, substitution, amendment or release is obtained, nothing in this Section 3.8 shall in any way limit the obligations of the Parties under Article V.  If, as and when it becomes possible to delegate, assign, novate or extinguish any Rightside Liabilities or Demand Media Liabilities in accordance with the terms hereof, the Parties shall promptly sign all such documents and perform all such other acts as may be necessary to give effect to such delegation, novation, extinction or other release; provided, however, than no Party shall be obligated to pay any consideration therefor.

Section 3.9                                    Corporate Names; Trademarks.  Except as otherwise specifically provided in any Ancillary Agreement or in any other agreement to which a Demand Media Entity and a Rightside Entity are parties:

(a)                                 as soon as reasonably practicable after the Distribution Date but in any event within six months thereafter, Rightside will, at its own expense, remove (or, if necessary, on an interim basis, cover up) any and all exterior signs and other identifiers located on any of its property or premises or on the property or premises used by it or its Subsidiaries which refer or pertain to the Demand Media Marks or which include the Demand Media Marks;

(b)                                 as soon as is reasonably practicable after the Distribution Date but in any event within six months thereafter, Rightside will, and will cause the Rightside Subsidiaries to, remove, at their own expense, from all letterhead, envelopes, invoices and other communications media of any kind, the Demand Media Marks (except that Rightside shall not be required to take any such action with respect to materials in the possession of customers);

(c)                                  as soon as reasonably practicable after the Distribution Date but in any event within six months thereafter, Demand Media will, at its own expense, remove (or, if necessary, on an interim basis, cover up) any and all exterior signs and other identifiers located on any of its property or premises or on the property or premises used by it or its Subsidiaries which refer or pertain to the Rightside Marks or which include the Rightside Marks; and

(d)                                 as soon as is reasonably practicable after the Distribution Date but in any event within six months thereafter, Demand Media will, and will cause the Demand Media Subsidiaries to, remove, at their own expense, from all letterhead, envelopes, invoices and other communications media of any kind, the Rightside Marks (except that Demand Media shall not be required to take any such action with respect to materials in the possession of customers).

Section 3.10                             Ancillary Agreements.  Prior to or on the Distribution Date, each of Demand Media and Rightside shall enter into the Ancillary Agreements and any other agreements in respect of the Distribution reasonably necessary or appropriate in connection with the Transactions.

Section 3.11                             Acknowledgment by Rightside.  Rightside, on behalf of itself and all Rightside Entities, acknowledges, understands and agrees that, except as expressly set forth herein or in any Ancillary Agreement, (a) none of Demand Media or any other Person has, in this Agreement or in any other agreement or document, or otherwise made any representation or warranty of any kind whatsoever, express or implied, to Rightside or any Rightside Entity or to any director, officer, employee or agent thereof in any way with respect to any of the Transactions or the business, assets, condition or prospects (financial or otherwise) of, or any other matter involving, the assets, Liabilities or businesses of Demand Media or any Demand Media Entity, Rightside or any Rightside Entity, any Rightside Assets, any Rightside Liabilities or the Rightside Business and (b) none of Demand Media or any other Person has made or makes any representation or warranty with respect to the Distribution or the entering into of this Agreement or the Ancillary Agreements or the Transactions.  Except as expressly set forth herein or in any other Ancillary Agreement, Rightside and each Rightside Entity shall bear the economic and legal risk that the Rightside Assets shall prove to be insufficient or that the title of any Rightside Entity to any Rightside Assets shall be other than good and marketable and free from encumbrances.  The provisions of any related assignment agreement or other related documents are expressly subject to this Section 3.11 and to Section 3.12.

Section 3.12                             Release.

(a)                                 Except as provided in Section 3.12(d), effective as of the Effective Time, Rightside does hereby, on behalf of itself and each other Rightside Entity, release and forever discharge each Demand Media Indemnitee, from any and all Liabilities whatsoever to any Rightside Entity, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Effective Time, including in connection with the Transactions.

(b)                                 Except as provided in Section 3.12(d), effective as of the Effective Time, Demand Media does hereby, for itself and each other Demand Media Entity, release and forever discharge each Rightside Indemnitee from any and all Liabilities whatsoever to any Demand Media Entity, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Effective Time, including in connection with the Transactions.

(c)                                  The Parties expressly understand and acknowledge that it is possible that unknown losses or claims exist or might come to exist or that present losses may have been underestimated in amount, severity, or both. Accordingly, the Parties are deemed expressly to understand provisions and principles of law such as Section 1542 of the Civil Code of the State of California (as well as any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar or comparable to Section 1542), which Section provides: GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR. The Parties are hereby deemed to agree that the provisions of Section 1542 and all similar federal or state laws, rights, rules, or legal principles of California or any other jurisdiction that may be applicable herein, are hereby knowingly and voluntarily waived and relinquished with respect to the releases in Section 3.12(a) and Section 3.12(b).

(d)                                 Nothing contained in Section 3.12(a) or Section 3.12(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in, or contemplated to continue pursuant to, this Agreement or any Ancillary Agreement.  Without limiting the foregoing, nothing contained in Section 3.12(a) or Section 3.12(b) shall release any Person from:

(i)                                     any Liability assumed, transferred, assigned or allocated to such Person or any Entity affiliated with such Person in accordance with, or any other Liability of such person or any Entity affiliated with such Person under, this Agreement or any Ancillary Agreement;

(ii)                                  any Liability that such Person may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement for claims brought by third Persons, which Liability shall be governed by the provisions of Article V and, if applicable, the appropriate provisions of the Ancillary Agreements;

(iii)                               any unpaid accounts payable or receivable arising from or relating to the sale, provision, or receipt of goods, payment for goods, property or services purchased, obtained or used in the ordinary course of business by any Demand Media Entity from any Rightside Entity, or by any Rightside Entity from any Demand Media Entity;

(iv)                              any Liability the release of which would result in the release of any Person other than a Demand Media Indemnitee (in the case of the release by the Rightside Entities) or a Rightside Indemnitee (in the case of the release by the Demand Media Entities); provided that each Party agrees not to bring suit, or permit any Entity affiliated with such Party to bring suit, against any such Demand Media Indemnitee or Rightside Indemnitee (as applicable) with respect to such Liability;

(v)                                 any indemnification obligation under such Person’s articles of incorporation or bylaws; and

(vi)                              any Liability arising under a written Contract entered into between a Demand Media Entity and a Rightside Entity prior to the Effective Time relating to the commercial sale of products or provision of services between such Entities (including for such purpose, their respective Affiliates).

(e)                                  Rightside shall not make, and shall not permit any other Rightside Entity to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against any Demand Media Indemnitee with respect to any Liabilities released pursuant to Section 3.12(a).  Demand Media shall not make, and shall not permit any other Demand Media Entity to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any Rightside Indemnitee with respect to any Liabilities released pursuant to Section 3.12(b).

(f)                                   It is the intent of each of Demand Media and Rightside by virtue of the provisions of this Section 3.12 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed at or before the Effective Time, between or among Demand Media or any other Demand Media Entity, on the one hand, and Rightside or any other Rightside Entity, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such Entity(ies) at or before the Effective Time), except as expressly set forth in Section 3.12(d).  At any time, at the reasonable request of a Party, the other Party will cause each Entity affiliated with such Party to execute and deliver releases reflecting the provisions hereof.

Section 3.13                             Discharge of Liabilities.  Except as otherwise expressly provided herein or in any of the Ancillary Agreements, from and after the Effective Time, (a) Demand Media shall, and shall cause each other Demand Media Entity to, assume, pay, perform and discharge all Demand Media Liabilities in the ordinary course of business, consistent with past practice and (b) Rightside shall, and shall cause each other Rightside Entity to, assume, pay, perform and discharge all Rightside Liabilities in the ordinary course of business, consistent with past practice. The agreements in this Section 3.13 are made by each Party for the sole and exclusive benefit of the other Party and the Entities affiliated with such other Party.  To the extent reasonably requested to do so by the other Party, each Party agrees to execute and deliver such documents, in a form reasonably satisfactory to such Party, as may be reasonably necessary to evidence the assumption of any Liabilities hereunder.

Section 3.14                             Further Assurances.  If at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and the Ancillary Agreements, the proper officers of each Party shall take all such necessary action and do and perform all such acts and things, and execute and deliver all such agreements, assurances to the extent reasonably requested to do so by the other Party, each Party agrees to execute and deliver such documents, in a form reasonably satisfactory to such Party, as may be reasonably necessary to evidence the assumption of any Liabilities hereunder.  Without limiting the foregoing, each Party shall use its commercially reasonable efforts promptly to obtain all consents and approvals, to enter into all agreements and to make all filings and applications that may be required for the consummation of the Transactions, including all applicable filings with, and approvals from, any Governmental Authority.

Section 3.15                             Assumption of Certain Liabilities Under Indemnification Agreements.  Notwithstanding any provision to the contrary, Rightside agrees that Rightside Liabilities includes all Liabilities of the Demand Media Entities to any former or current director or officer of the Demand Media Entities under any indemnification agreement with such director or officer, solely to the extent that such Liabilities arise out of, or primarily relate to, the Rightside Assets, serving as a director or officer of the Rightside Entities, or the operation of the Rightside Business prior to the Distribution Date.

Section 3.16                             S6 Holdback Stock Amount.  Demand Media agrees that it will satisfy its obligation to distribute any portion of the Holdback Stock Amount (as defined in the S6 Purchase Agreement) pursuant to the S6 Purchase Agreement following the Distribution Date in the manner contemplated by Section 8.3(c)(ii) (and not Section 8.3(c)(i)) of the S6 Purchase Agreement.

ARTICLE IV.

CONDITIONS PRECEDENT

Section 4.1                                    Conditions Precedent to Consummation of the Transactions.  None of the Transactions shall become effective unless the following conditions have been satisfied or (except with respect to clauses (b) and (c) below) waived by the Board of Directors of Demand Media, in its sole and absolute discretion, at or before the Effective Time:

(a)                                 the Board of Directors of Demand Media shall have approved the Transactions, including the declaration of the Distribution, which approval may be given or withheld at its sole and absolute discretion;

(b)                                 the SEC has declared effective the Registration Statement, with no stop order in effect with respect thereto, and with no proceedings for such purpose pending or threatened by the SEC;

(c)                                  Rightside shall have mailed the Information Statement (and such other information concerning Rightside, the Rightside Business, Rightside’s operations and management, the Distribution and such other matters as the Parties shall determine and as may otherwise be required by Law) to the holders of record of Demand Media Common Stock at the close of business on the record date for the Distribution;

(d)                                 all other actions and filings necessary or appropriate under applicable federal or state securities Laws and state blue sky Laws in connection with the Transactions shall have been taken;

(e)                                  Prior to the Distribution, Demand Media shall have obtained a private letter ruling from the Internal Revenue Service with respect to the Internal Contribution and Distribution in form and substance satisfactory to Demand Media (in its sole discretion), and such ruling shall remain in effect as of the Distribution Date;

(f)                                   Prior to the Distribution, Demand Media shall have obtained an opinion from Latham & Watkins LLP, its tax counsel, in form and substance satisfactory to Demand Media (in its sole discretion), substantially to the effect that the Internal Contribution, together with the Distribution, will qualify as a transaction that is tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code;

(g)                                  the Rightside Common Stock to be distributed pursuant to the Distribution and related transactions shall have been accepted for listing on Nasdaq, subject to official notice of issuance;

(h)                                 the Ancillary Agreements shall have been executed and delivered by each of the Parties thereto and no Party to any of the Ancillary Agreements will be in material breach of any such agreement;

(i)                                     any material Governmental Authorizations necessary to consummate the Transactions, or any portion thereof, shall have been obtained and be in full force and effect;

(j)                                    Rightside’s amended and restated certificate of incorporation and amended and restated bylaws, each in substantially the form filed as exhibits to the Registration Statement are in effect;

(k)                                 no preliminary or permanent injunction or other order, decree, or ruling issued by a Governmental Authority, and no statute (as interpreted through orders or rules of any Governmental Authority duly authorized to effectuate the statute), rule, regulation or executive order promulgated or enacted by any Governmental Authority shall be in effect preventing the consummation of, or materially limiting the benefits of, the Transactions; and

(l)                                     no other event or development shall have occurred or failed to occur that, in the judgment of the Board of Directors of Demand Media, in its sole discretion, prevents the consummation of the Transactions or any portion thereof or makes the consummation of the Transactions inadvisable.

Section 4.2                                    Right Not to Close.  Each of the conditions set forth in Section 4.1 is for the benefit of Demand Media and the Board of Directors of Demand Media may, in its sole and absolute discretion, determine whether to waive any condition, in whole or in part (other than the conditions set forth in Sections 4.1(b) and 4.1(c) above).  Any determination made by the Board of Directors of Demand Media concerning the satisfaction or waiver of any or all of the conditions in Section 4.1 will be conclusive and binding on the Parties.  The satisfaction of the conditions set forth in Section 4.1 will not create any obligation on the part of Demand Media to any other Person to effect any of the Transactions or in any way limit Demand Media’s right to terminate this Agreement as set forth in Section 10.11.

ARTICLE V.

INDEMNIFICATION

Section 5.1                                    Indemnification by Demand Media.  Except as otherwise specifically set forth in any provision of this Agreement from and after the Distribution Date, Demand Media shall indemnify, defend and hold harmless the Rightside Indemnitees from and against any and all Losses of the Rightside Indemnitees to the extent arising out of, by reason of or otherwise in connection with (a) the Demand Media Liabilities or alleged Demand Media Liabilities, including any breach by Demand Media of any provision of this Section 5.1, (b) any breach by any Demand Media Entity of this Agreement, and (c) solely with respect to information regarding any Demand Media Entity provided by any Demand Media Entity in writing to Rightside expressly for inclusion in the Registration Statement or the Information Statement, any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.  This Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements unless such Ancillary Agreement expressly provides that this Agreement applies to any matter in such Ancillary Agreement.

Section 5.2                                    Indemnification by Rightside.  Except as otherwise specifically set forth in any provision of this Agreement, from and after the Distribution Date, Rightside shall indemnify, defend and hold harmless the Demand Media Indemnitees from and against any and all Losses of the Demand Media Indemnitees to the extent arising out of, by reason of or otherwise in connection with (a) the Rightside Liabilities or alleged Rightside Liabilities, including any breach by any Rightside Entity of any provision of this Section 5.2, (b) any breach by any Rightside Entity of this Agreement, and (c) with respect to all information contained in the Registration Statement or the Information Statement (other than information regarding any Demand Media Entity provided by any Demand Media Entity in writing to Rightside expressly for inclusion in the Registration Statement or the Information Statement), any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.  This Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements unless such Ancillary

Agreement expressly provides that this Agreement applies to any matter in such Ancillary Agreement.

Section 5.3                                    Procedures for Indemnification.

(a)

(i)                                     If a claim or demand is made by a Third Party against a Rightside Indemnitee or a Demand Media Indemnitee (each, an “Indemnitee”) (a “Third-Party Claim”) as to which such Indemnitee is entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Party which is or may be required pursuant to Sections 5.1 or 5.2 hereof to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third-Party Claim promptly (and in any event by the date (the “Outside Notice Date”) that is the 15th Business Day after receipt by such Indemnitee of written notice of the Third-Party Claim); provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.

(ii)                                  Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within 10 Business Days after the Indemnitee’s receipt thereof), copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim.  Notice under this Section 5.3 shall be provided in accordance with Section 10.6.  For the avoidance of doubt, knowledge of a Third-Party Claim by a Person who is an officer or director of both Demand Media and Rightside shall not constitute notice for purposes of this Section 5.3.

(iii)                               Subject to Section 5.3(a)(v), if a Third-Party Claim is made against an Indemnitee, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses and irrevocably acknowledges without condition or reservation its obligation to fully indemnify the Indemnitee therefor, to assume the defense thereof with counsel selected by the Indemnifying Party; provided, however, that such counsel is not reasonably objected to by the Indemnitee.  Should the Indemnifying Party so elect to assume the defense of a Third-Party Claim, the Indemnifying Party shall, within 30 days (or sooner if the nature of the Third-Party Claim so requires), notify the Indemnitee of its intent to do so, and the Indemnifying Party shall thereafter not be liable to the Indemnitee for legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that such Indemnitee shall have the right to employ counsel to represent such Indemnitee if, in such Indemnitee’s reasonable judgment, (A) a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such claim which would make representation of both such Parties by one counsel inappropriate, or (B) the Third-Party Claim involves substantially different defenses for the Indemnifying Party and the Indemnitee, and in such event the fees and expenses of such single separate counsel shall be paid by such Indemnifying Party.  If the Indemnifying Party assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, subject to the proviso of the preceding sentence, at its own expense, separate from the counsel employed by the

Indemnifying Party, it being understood that the Indemnifying Party shall control such defense.  The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnifying Party has failed to assume the defense thereof (other than during the period prior to the time the Indemnitee shall have given notice of the Third-Party Claim as provided above).

(iv)                              If the Indemnifying Party shall have assumed the defense of a Third-Party Claim, in no event will the Indemnitee admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim without the Indemnifying Party’s prior written consent; provided, however, that the Indemnitee shall have the right to settle, compromise or discharge such Third-Party Claim without the consent of the Indemnifying Party if the Indemnitee releases the Indemnifying Party from its indemnification obligation hereunder with respect to such Third-Party Claim and such settlement, compromise or discharge would not otherwise adversely affect the Indemnifying Party.  The Indemnifying Party shall not enter into any settlement, compromise or discharge of a Third-Party Claim without the consent (not to be unreasonably withheld, conditioned or delayed) of the Indemnitee if the settlement (A) has the effect of permitting any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against the Indemnitee, (B) does not completely release the Indemnitee from all Liabilities and obligations with respect to such claim, (C) includes a statement or admission of fault, culpability or failure to act by or on behalf of the Indemnitee, or (D) is otherwise prejudicial to the Indemnitee.  If an Indemnifying Party elects not to assume the defense of a Third-Party Claim, or fails to notify an Indemnitee of its election to do so as provided herein, such Indemnitee may compromise, settle or defend such Third-Party Claim; provided that the Indemnitee shall not compromise or settle such Third-Party Claim without the consent of the Indemnifying Party, which consent is not to be unreasonably withheld, conditioned or delayed.

(v)                                 Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim (and shall be liable for the fees and expenses of counsel incurred by the Indemnitee in defending such Third-Party Claim) if the Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee which the Indemnitee reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages.  If such equitable relief or other relief portion of the Third-Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

(b)                                 In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third-Party Claim.  Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

(c)                                  The remedies provided in this Article V shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 5.4                                    Indemnification Payments.

(a)                                 Indemnification required by this Article V shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or a Loss is incurred.  If the Indemnifying Party fails to make an indemnification payment required by this Article V within 30 days after receipt of a bill therefore or notice that a Loss has been incurred, the Indemnifying Party shall also be required to pay interest on the amount of such indemnification payment, from the date of receipt of the bill or notice of the Loss to but not including the date of payment, at the Applicable Rate.

(b)                                 The amount of any claim by an Indemnitee under this Agreement shall be reduced to reflect any insurance proceeds actually received (net of costs or any mandatory premium increases) by any Indemnitee that result from the Losses that gave rise to such indemnity.  Notwithstanding the foregoing, no Indemnitee will be obligated to seek recovery for any Losses from any Third Party before seeking indemnification under this Agreement and in no event will an Indemnifying Party’s obligation to indemnify and hold harmless any Indemnitee pursuant to this Agreement be conditioned upon the status of the recovery of any offsetting amounts from any such Third Party.

(c)                                  The amount of any Loss subject to indemnification pursuant to this Article V shall be net of Taxes.  Accordingly, the amount which an Indemnifying Party is required to pay to an Indemnitee will be adjusted to reflect any Tax benefit to the Indemnitee from the underlying Loss and to reflect any Taxes imposed upon the Indemnitee as a result of the receipt of such payment.  Such an adjustment will first be made at the time that the indemnification payment is made and will further be made, as appropriate, to take into account any change in the liability of the Indemnitee for Taxes that occurs in connection with the final resolution of an audit by a Tax authority.  For purposes of this Section 5.4(c), the value of any Tax benefit to the Indemnitee from the underlying Loss shall be an amount equal to the product of (a) the amount of any present or future deduction allowed or allowable to the Indemnitee by the Code, or other applicable Law, as a result of such Loss and (b) the highest statutory rate applicable under Section 11 of the Code, or other applicable Law.

(d)                                 Except with respect to any indemnification payment for Losses relating to a breach of the Tax Matters Agreement, which indemnification payments shall be treated in accordance with the Tax Matters Agreement, and to the extent permitted by Law, the Parties will treat any indemnification payment paid pursuant to this Article V as a capital contribution made by Demand Media to Rightside or as a distribution made by Rightside to Demand Media, as the case may be, immediately prior to the Distribution.

Section 5.5                                    Survival of Indemnities.  The rights and obligations of each of Demand Media and Rightside and their respective Indemnitees under this Article V will survive the sale or transfer by any Party of any assets or businesses or the assignment by it of any Liabilities.

Section 5.6                                    Limitation on Liability.  Except as may expressly be set forth in this Agreement or any Ancillary Agreement, none of Demand Media, any other Demand Media Entity, Rightside, or any other Rightside Entity shall in any event have any Liability to the other Party or to any Entity affiliated with the other Party, or to any other Demand Media Indemnitee or Rightside Indemnitee, as applicable, under this Agreement (a) to the extent that any such Liability resulted from any willful violation of Law or fraud by the Party seeking indemnification or (b) for any exemplary, punitive, special, indirect, consequential, remote or speculative damages (including in respect of lost profits or revenues), however caused and on any theory of liability (including negligence) arising in any way out of any provision of this agreement, whether or not such party has been advised of the possibility of such damages.  Notwithstanding the foregoing, the provisions of this Section 5.6 shall not limit an Indemnifying Party’s indemnification obligations with respect to any Liability that any Indemnitee may have to any third party not affiliated with any Demand Media Entity or Rightside Entity.

ARTICLE VI.

LITIGATION MATTERS

Section 6.1                                    Case Allocation.

(a)                                 As of the Distribution Date, Rightside shall, and, as applicable, shall cause the other Rightside Entities to (i) diligently conduct, at its sole cost and expense, the defense of the Rightside Actions, including the Rightside Actions listed on Schedule 6.1(a) and any applicable future Rightside Actions; (ii) notify Demand Media of material litigation developments related to the Rightside Actions; and (iii) agree not to file any cross claim or institute separate legal proceedings against Demand Media in relation to the Rightside Actions. Upon the settlement or judgment of any Rightside Action, Rightside shall in good faith determine an equitable apportionment of such settlement or judgment as between Rightside and Demand Media. If Demand Media provides Rightside with a written notice of Demand Media’s objection to Rightside’s allocation of Liability within 60 days of receipt of that allocation, Rightside and Demand Media shall endeavor in good faith to negotiate a mutually agreeable allocation of such Liability. If Demand Media and Rightside have not reached a mutually agreeable allocation of such Liability within 90 days of Rightside’s receipt of such objection notice, either Demand Media or Rightside may request in writing to the other Party that such allocation be resolved through the dispute resolution mechanism provided in Article VIII herein.

(b)                                 As of the Distribution Date, Demand Media shall, and, as applicable, shall cause the other Demand Media Entities to (i) diligently conduct, at its sole cost and expense, the defense of the Demand Media Actions, including the Demand Media Actions listed on Schedule 6.1(b) and any applicable future Demand Media Actions; (ii) notify Rightside of material litigation developments related to the Demand Media Actions; (iii) agree not to file any cross claim or institute separate legal proceedings against Rightside in relation to the Demand Media Actions. Upon the settlement or judgment of any Demand Media Action, Demand Media shall in good faith determine an equitable apportionment of the settlement or judgment as between Demand Media and Rightside. If Rightside provides Demand Media with a written notice of Rightside’s objection to Demand Media’s allocation of Liability within 60 days of receipt of that allocation, Demand Media and Rightside shall endeavor in good faith to negotiate a mutually agreeable allocation of such Liability. If Rightside and Demand Media have not reached a mutually agreeable allocation of such Liability within 90 days of Demand Media’s receipt of such objection notice, either Rightside or Demand Media may request in writing to the other Party that such allocation be resolved through the dispute resolution mechanism provided in Article VIII herein.

(c)                                  Each of Demand Media and Rightside agrees that at all times from and after the Effective Time, if an Action currently exists or is commenced by a third party with respect to which a Party (or any Entity affiliated with such Party) is a named defendant but such Action is otherwise not a Liability allocated to such named Party under this Agreement or any Ancillary Agreement, then the other Party shall use commercially reasonable efforts to cause the named but not liable defendant to be removed from such Action.

(d)                                 Notwithstanding anything in this Section 6.1 to the contrary, Demand Media shall have the right to participate in the defense of any Rightside Action from which it has not been removed, and to be represented by attorneys of its own choosing and at its sole cost and expense.

(e)                                  Rightside shall indemnify and hold harmless Demand Media and the other Demand Media Entities against Rightside Liabilities arising in connection with any Action, and Demand Media shall indemnify and hold harmless Rightside and the other Rightside Entities against Demand Media Liabilities arising in connection with any Action, in each case, in accordance with the indemnification provisions of Article V.

(f)                                   Joint Actions.

(i)                                     As of the Distribution Date, Demand Media shall, and, as applicable, shall cause the other Demand Media Entities to (A) diligently conduct the defense of the Joint Actions, including the Joint Actions listed on Schedule 6.1(f) and any applicable future Joint Actions; (B) notify Rightside of material litigation developments related to the Joint Actions; and (C) agree not to file any cross claim or institute separate legal proceedings against Rightside in relation to the Joint Actions; provided, however, that if it becomes clear that a Joint Action relates primarily to the Rightside Business then from and after such time such Joint Action shall instead be deemed to be a Rightside Action subject to Section 6.1(a) above, and Rightside shall promptly reimburse Demand Media for any costs or expenses incurred by Demand Media in connection with such Joint Action pursuant to Section 6.1(f)(iii); provided, further, that if it becomes clear that a Joint Action relates primarily to the Demand Media Business then from and after such time such Joint Action shall instead be deemed to be an Demand Media Action subject to Section 6.1(b) above, and Demand Media shall promptly reimburse Rightside for any costs or expenses incurred by Rightside in connection with such Joint Action pursuant to Section 6.1(f)(iii).  Demand Media and Rightside shall regularly meet to review and discuss the progress of the Joint Actions and the classification thereof.

(ii)                                  In a Joint Action, Rightside shall have the right to employ separate counsel to represent it and the other Rightside Entities if Rightside shall have reasonably concluded that (A) there may be a legal defense available to the Rightside Entities that are different from or in addition to those available to Demand Media, (B) representation of both Demand Media (or any Demand Media Entity) and Rightside (or any Rightside

Entity) by the same counsel would be inappropriate due to actual or potential differing interests between them, or (C) the Joint Action involves a claim for equitable relief which would restrict or limit the future conduct of Rightside (or any Rightside Entity) or Rightside’s (or any Rightside Entity’s) business or operations, in which case fees and expenses of such counsel incurred by Rightside shall be included in the amounts allocated by Section 6.1(f)(iv). Otherwise, Rightside shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement of any Joint Action, at its own expense. In the event of a conflict in the procedures described in this Section 6.1(f)(ii) and the procedures set forth in Section 5.3(a), the terms of this Section 6.1(f)(ii) will control.

(iii)                               Demand Media shall initially pay all joint attorneys’, accountants’, consultants’, expert witnesses’ and other professionals’ fees and expenses and all other out-of-pocket costs incurred on behalf of itself and Rightside in the investigation, defense and/or evaluation of a Joint Action (“Litigation Expenses”).  Demand Media shall periodically furnish to Rightside copies of invoices paid by Demand Media for Litigation Expenses. Within 30 days of Rightside’s receipt of such invoices, Rightside shall pay Demand Media an amount equal to one-half of the Litigation Expenses (or such other share of the Litigation Expenses as reasonably determined by Demand Media), representing Rightside’s estimated share of the Litigation Expenses. For each Joint Action, within 60 days of the final determination of Rightside’s allocation of Liability pursuant to Section 6.1(f)(iv) below, Demand Media shall provide to Rightside a proposed allocation of the Litigation Expenses between Demand Media and Rightside, calculated to be in proportion to Demand Media’s and Rightside’s respective allocated Liability for the settlement or judgment of the Joint Action. If Rightside does not object to the proposed allocation within 60 days, Rightside shall pay to Demand Media, or Demand Media shall pay to Rightside, the amount necessary to true up the amounts contributed by each company to match the allocation of the Litigation Expenses. If Rightside provides Demand Media with a written notice of objection to Demand Media’s allocation of Litigation Expenses within such 60 days, Demand Media and Rightside shall endeavor in good faith to negotiate a mutually agreeable allocation of such Litigation Expenses. If Rightside and Demand Media have not reached a mutually agreeable allocation of such Litigation Expenses within 90 days of Demand Media’s receipt of such objection notice, either Rightside or Demand Media may request in writing to the other Party that such allocation be resolved through the dispute resolution mechanism provided in Article VIII.

(iv)                              Demand Media shall propose an allocation of Liability for any judgment or settlement of a Joint Action, based upon, if available, the allocation identified by a court verdict or, in the event of a settlement, the settling counterparty (i.e., the third party that Demand Media and/or Rightside is entering into a settlement with). If neither is available, Demand Media shall in good faith determine an equitable apportionment of Liability as between Demand Media and Rightside based on the portion of Liability relating primarily to each of the Demand Media Business and Rightside Business, respectively. If Rightside provides Demand Media with a written notice of objection to Demand Media’s allocation of Liability within 60 days of receipt of that allocation, Demand Media and Rightside shall endeavor in good faith to negotiate a mutually agreeable allocation of such Liability. If Rightside and Demand Media have not reached a mutually agreeable allocation of such Liability within 90 days of Demand Media’s receipt of such objection notice, either Rightside or Demand Media may request in writing to the other Party that such allocation be resolved through the dispute resolution mechanism provided in Article VIII herein.

ARTICLE VII.

ACCESS TO INFORMATION

Section 7.1                                    Provision of Corporate Records.

(a)                                 At all times from and after the Distribution Date, upon the prior written request by Rightside for specific and identified agreements, documents, books, records or files including accounting and financial records (collectively, “Records”) which relate to Rightside or the conduct of the Rightside Business up to the Effective Time, or which Rightside determines are necessary or advisable (i) for use in any Action or to satisfy audit, accounting, claims, regulatory, litigation or other similar legal or regulatory requirements or (ii) to comply with reporting, disclosure, filing or other requirements imposed on Rightside or its Affiliates (including without limitation under applicable securities and Tax Laws) by a Governmental Authority, Demand Media shall arrange, as soon as reasonably practicable following the receipt of such request, to provide appropriate copies of such Records (or the originals thereof if Rightside has a reasonable need for such originals) in the possession or control of Demand Media, but only to the extent such items are not already in the possession or control of the requesting Party.

(b)                                 At all times from and after the Distribution Date, upon the prior written request by Demand Media for specific and identified Records which relate to Demand Media or Rightside or the conduct of the Demand Media Business or the Rightside Business up to the Effective Time, or which Demand Media determines are necessary or advisable (i) for use in any Action or to satisfy audit, accounting, claims, regulatory, litigation or other similar legal or regulatory requirements or (ii) to comply with reporting, disclosure, filing or other requirements imposed on Demand Media or its Affiliates (including without limitation under applicable securities and Tax laws) by a Governmental Authority, Rightside shall arrange, as soon as reasonably practicable following the receipt of such request, to provide appropriate copies of such Records (or the originals thereof if Demand Media has a reasonable need for such originals) in the possession or control of Rightside or any of the Rightside Subsidiaries, but only to the extent such items are not already in the possession or control of the requesting Party.

Section 7.2                                    Access to Information.  From and after the Distribution Date, each of Demand Media and Rightside shall afford to the other and its authorized Representatives reasonable access during normal business hours, subject to appropriate restrictions for classified, privileged or confidential information, to the Representatives, properties, and Records of, in the possession of or in the control of the non-requesting Party and its Subsidiaries insofar as such access is reasonably required by the requesting Party and relates to such other Party or the conduct of its business prior to the Effective Time.

Section 7.3                                    Witnesses; Documents and Cooperation in Actions.

(a)                                 Demand Media and Rightside shall each use commercially reasonable efforts to make available to the other, upon reasonable written request, its and its Subsidiaries’ former and then current officers, directors, employees and agents as witnesses and any Records or other documents within its control or which it otherwise has the ability to make available, to the extent that such Person, Records or other documents may reasonably be required in connection with any Action in which the requesting Party or any Entity affiliated with the requesting Party may from time to time be involved, except in the case of any Action in which any Rightside Entity is adverse to any Demand Media Entity.  The requesting Party shall bear all out-of-pocket expenses in connection therewith.

(b)                                 Without limiting any provision of this Section 7.3, each Party shall, and shall cause each Entity affiliated with such Party to, cooperate and consult, to the extent reasonably necessary with respect to any Actions.

(c)                                  In connection with any matter contemplated by this Section 7.3, the Parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any Demand Media Entity and any Rightside Entity.

Section 7.4                                    Confidentiality.

(a)                                 Demand Media and the Demand Media Subsidiaries on the one hand, and Rightside and the Rightside Subsidiaries on the other hand, shall not use or permit the use of and shall keep, and shall cause their respective Representatives to keep, confidential all information concerning the other Party in their possession, their custody or under their control to the extent such information, (i) relates to or was acquired during the period up to the Effective Time, (ii) relates to any Ancillary Agreement, (iii) is obtained in the course of performing services for the other Party pursuant to any Ancillary Agreement or (iv) is based upon or is derived from information described in the preceding clauses (i), (ii) or (iii), and each Party shall not (without the prior written consent of the other) otherwise release or disclose such information to any other Person, except such Party’s auditors, attorneys, consultants and advisors, unless compelled to disclose such information by judicial or administrative process or unless such disclosure is required by Law and such Party has used commercially reasonable efforts to consult with the other affected Party or Parties prior to such disclosure.  Each Party shall be deemed to have satisfied its obligation to hold confidential any information concerning or owned by the other Party or any Entity affiliated with the other Party, if it exercises the same care as it takes to preserve confidentiality for its own similar information.  The covenants in this Section 7.4 shall survive the transactions contemplated by this Agreement and shall continue indefinitely; provided, however, that the covenants in this Section 7.4 shall terminate with respect to any information not constituting a trade secret under applicable Law on the second anniversary of the later of the Distribution Date or the date on which the Party subject to such covenants with respect to such information receives it (but any such termination shall not terminate or otherwise limit any other covenant or restriction regarding the disclosure or use of such information under any Ancillary Agreement or other agreement, instrument or legal obligation).  This Section 7.4 shall not apply to information (a) that has been in the public domain through no fault of such Party, (b) that has been later lawfully acquired from other sources by such Party, provided that such source is not and was not bound by a confidentiality agreement, (c) the use or disclosure of which is permitted by this Agreement or any other Ancillary Agreement or any other agreement entered into pursuant hereto, (d) that is immaterial and its disclosure is required as part of the conduct of that Party’s business and would not reasonably be expected to be detrimental to the interests of the other Party or (e) that the other Party has agreed in writing may be so used or disclosed.

(b)                                 If any Party, or any Entity affiliated with such Party, either determines that it is required to disclose pursuant to applicable Law, or receives any demand under lawful process or from any Governmental Authority to disclose or provide, information of the other Party (or of any Entity affiliated with the other Party) that is subject to the confidentiality provisions of Section 7.4(a), such Party shall notify the other Party prior to disclosing or providing such information and shall cooperate at the expense of the requesting Party in seeking any reasonable protective arrangements requested by such other Party.  Subject to the foregoing, the Person that received such request may thereafter disclose or provide such information if and to the extent required by such Law or by lawful process or such Governmental Authority; provided, however, that the Person shall only disclose such portion of the information as required to be disclosed or provided.

Section 7.5                                    Privileged Matters.  Except as may be otherwise provided in an Ancillary Agreement, the Parties recognize that legal and other professional services that have been and will be provided prior to the Distribution Date have been and will be rendered for the benefit of the Demand Media Entities and the Rightside Entities, and that each of the Demand Media Entities, and each of the Rightside Entities should be deemed to be the client for the purposes of asserting all privileges which may be asserted under applicable Law.  To allocate the interests of each Party in the information as to which any Party is entitled to assert a privilege, the Parties agree as follows:

(a)                                 Demand Media shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the Demand Media Business (other than with respect to Liabilities as to which Rightside is required to provide indemnification under Article V or Article VI), whether or not the privileged information is in the possession of or under the control of Demand Media, Rightside or any other Entity.  Demand Media shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Demand Media Liabilities, or other Liabilities as to which it is required to provide indemnification under Article V or Article VI, now pending or which may be asserted in the future, whether or not the privileged information is in the possession of or under the control of Demand Media, Rightside or any other Entity.

(b)                                 Rightside shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the Rightside Business (other than with respect to Liabilities as to which Demand Media is required to provide indemnification under Article V or Article VI), whether or not the privileged information is in the possession of or under the control of Demand Media, Rightside or any other Entity.  Rightside shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the subject matter of any claims constituting Rightside Liabilities, or other Liabilities as to which it is required to provide indemnification under Article V or Article VI, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Rightside, whether or not the privileged information is in the possession of or under the control of Demand Media, Rightside or any other Entity.

(c)                                  The Parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 7.5, with respect to all privileges not allocated pursuant to the terms of Sections 7.5(a) and 7.5(b).

(d)                                 No Party may waive any privilege which could be asserted under any applicable Law, and in which the other Party has a shared privileged, without the consent of the other Party, which consent shall not be unreasonably withheld or delayed, except to the extent reasonably required in connection with any Third-Party Claims or as provided in subsection (e) below.  Consent shall be in writing, or shall be deemed to be granted unless written objection is made within 20 days after notice upon the other Party requesting such consent.

(e)                                  In the event of any litigation or dispute between or among the Parties, any Party and a Subsidiary of the other Party, or a Subsidiary of one Party and a Subsidiary of the other Party, either such Party may waive a privilege in which the other Party has a shared privilege, without obtaining the consent of the other Party, provided, however, that such waiver of a shared privilege shall be effective only as to the use of information with respect to the litigation or dispute between the Parties and/or their Subsidiaries, and shall not operate as a waiver of the shared privilege with respect to any Third-Party Claims.

(f)                                   If a dispute arises between or among the Parties or their respective Subsidiaries regarding whether a privilege should be waived to protect or advance the interest of any Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Party, and shall not unreasonably withhold consent to any request for a waiver by the other Party.  Each Party hereto specifically agrees that it will not withhold consent to a waiver for any purpose except to protect its own legitimate interests.

(g)                                  Upon receipt by any Party or by any Subsidiary thereof of any subpoena, discovery or other request which arguably calls for the production or disclosure of information subject to a shared privilege or as to which another Party has the sole right hereunder to assert a privilege, or if any Party obtains knowledge that any of its or any of its Subsidiaries’ current or former Representatives have received any subpoena, discovery or other request which arguably calls for the production or disclosure of such privileged information, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it or they may have under this Section 7.5 or otherwise to prevent the production or disclosure of such privileged information.

(h)                                 The transfer of all Records and other information pursuant to this Agreement is made in reliance on the agreement of Demand Media and Rightside, as set forth in Sections 7.2, 7.4, and 7.5, to maintain the confidentiality of privileged information and to assert and maintain all applicable privileges.  The access to information being granted pursuant to Sections 7.1, 7.2, and 7.3 hereof, the agreement to provide witnesses and individuals pursuant to Sections 7.2 and

7.3 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Section 7.3 hereof, and the transfer of privileged information between and among the Parties and their respective Subsidiaries, Affiliates and Representatives pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

Section 7.6                                    Ownership of Information.  Any information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article VII shall be deemed to remain the property of the providing Person.  Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

Section 7.7                                    Cost of Providing Records and Information.  A Party requesting Records, information or access to Representatives, witnesses or properties, under this Article VII, agrees to reimburse the other Party and its Subsidiaries for the reasonable out-of-pocket costs, if any, incurred in seeking to satisfy the request of the requesting Party.

Section 7.8                                    Retention of Records.  Except (a) as provided in the Tax Matters Agreement or (b) when a longer retention period is otherwise required by Law or agreed to in writing, the Demand Media Entities and the Rightside Entities shall retain all Records relating to the Demand Media Business and the Rightside Business as of the Effective Time for the periods of time provided in each Party’s record retention policy (with respect to the documents of such Party and without regard to the Distribution or its effects) as in effect on the Distribution Date.  Notwithstanding the foregoing, in lieu of retaining any specific Records, Demand Media or Rightside may offer in writing to deliver such Records to the other and, if such offer is not accepted within 90 days, the offered Records may be destroyed or otherwise disposed of at any time.  If a recipient of such offer shall request in writing prior to the scheduled date for such destruction or disposal that any of Records proposed to be destroyed or disposed of be delivered to such requesting Party, the Party proposing the destruction or disposal shall promptly arrange for delivery of such of the Records as was requested (at the cost of the requesting Party).

Section 7.9                                    Other Agreements Providing for Exchange of Information.  The rights and obligations granted under this Article VII are subject to any specific limitations, qualifications or additional provisions on cooperation, access to information, privilege and the sharing, exchange or confidential treatment of information set forth in any Ancillary Agreement or in any other agreement to which a Demand Media Entity and a Rightside Entity are parties.

Section 7.10                             Policies and Best Practices.  Without representation or warranty, Rightside and Demand Media shall continue to be permitted to share, on a confidential basis, “best practices” information and materials (such as policies, workflow templates and standard form contracts).

Section 7.11                             Compliance with Laws and Agreements.  Nothing in this Article VII shall be deemed to require any Person to provide any information if doing so would, in the opinion of counsel to such Person, be inconsistent with any legal or constitutional obligation applicable to such Person.

ARTICLE VIII.

DISPUTE RESOLUTION

Section 8.1                                    Agreement Disputes.  Except as specifically provided in any Ancillary Agreement, any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination, enforcement or breach of this Agreement, or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby, including any claim based on contract, tort, statute or constitution (collectively, “Agreement Disputes”) shall be determined by binding arbitration according to the following provisions, as the sole and exclusive means of resolving such dispute, claim or controversy.

Section 8.2                                    Negotiation.  In the event either Party identifies an Agreement Dispute, it shall provide written notice thereof to the other Party identifying with reasonable particularity the facts which support the asserted dispute and the particular contractual provision at issue.  Receipt of such notice by the other Party shall trigger a 30-day informal resolution process during which both Parties, through their designated representatives, shall attempt to resolve such Agreement Dispute in an amicable manner.

Section 8.3                                    Arbitration.  In the event the Agreement Dispute remains unresolved at the end of such 30-day period, the Parties agree to seek to resolve such Agreement Dispute by arbitration administered by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) pursuant to its Comprehensive Arbitration Rules and Procedures (the “JAMS Rules”), conducted in Los Angeles, California. For Agreement Disputes with an amount in controversy of less than $500,000, exclusive of interest or attorneys’ fees, the Agreement Dispute shall be heard and determined by a single arbitrator selected in accordance with the JAMS Rules.  For Agreement Disputes with amount in controversy equal to or more than $500,000, exclusive of interest or attorneys’ fees, there shall be three arbitrators, with each Party appointing one arbitrator and the two party-appointed arbitrators agreeing on a third arbitrator who shall chair the arbitral tribunal. Any arbitrator not appointed within a reasonable time shall be appointed in accordance with the JAMS Rules. Any controversy concerning the jurisdiction of the arbitrator(s), whether an Agreement Dispute is an arbitrable Agreement Dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation of enforceability of this Article VIII shall be determined by the arbitrator(s).  The final award in the arbitration shall be issued no later than six months after the date the arbitration is first filed with JAMS; all deadlines and dates in the arbitration shall be set such that they are consistent with, and shall not interfere with or derogate from, this six-month deadline.  This Article VIII shall not preclude either Party from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

Section 8.4                                    Choice of Law, Compliance, Enforcement, Costs.  In resolving any Agreement Dispute, the Parties intend that the arbitrator(s) shall apply the substantive Laws of the State of Delaware, without regard to any choice of law principles thereof that would mandate the application of the laws of another jurisdiction.  The Parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable, and any award rendered by the arbitrator(s) shall be final and binding on the Parties.  Each Party agrees to comply and to cause the Entities affiliated with such Party to comply with any award made in any such arbitration proceedings and agree to enforcement of or entry of judgment upon such award, in any court of competent jurisdiction.  The arbitrator’s decision shall not be subject to appeal in any forum, but shall be enforceable by Delaware Courts if full compliance has not occurred within 30 days of the arbitrator’s written decision.  Each Party shall bear its own costs of arbitration including its attorneys’ fees, without regard to which Party prevails; provided, that, the non-prevailing Party, as determined and identified by the arbitrator(s), shall bear 100% of costs and fees of the arbitrator(s).

Section 8.5                                    Confidentiality of Proceedings.  Unless otherwise agreed in writing by or among the relevant Parties or permitted by this Agreement, the relevant Parties shall keep, and shall cause the Entities affiliated with them to keep, confidential all matters relating to the arbitration or the award.  All negotiations, conferences and discussions pursuant to this Article VIII shall be treated as compromise and settlement negotiations; provided, that such matters may be disclosed (a) to the extent reasonably necessary in any proceeding brought to enforce this agreement to arbitrate or any arbitral award or for entry of a judgment upon the award and (b) to the extent otherwise required by Law or regulatory authority.

Section 8.6                                    Continuity of Service and Performance.  During the course of dispute resolution pursuant to the provisions of this Article VIII, the Parties will continue to provide all other services and honor all other commitments under this Agreement and each Ancillary Agreement with respect to all matters not subject to such dispute resolution.

ARTICLE IX.

INSURANCE

Section 9.1                                    General.  Each Insurance Policy owned or maintained by or on behalf of the Demand Media Entities that relates exclusively to (i) the Rightside Business (“Rightside Specific Policies”) shall be a Rightside Asset and (ii) the Demand Media Business shall be a Demand Media Asset. All other Insurance Policies shall be subject to the provisions of Section 9.2.

Section 9.2                                    Combined Policies.  Each of Demand Media and Rightside hereby agrees to use its commercially reasonable efforts to take the following actions, effective in each case prior to or on the Distribution Date (it being understood that Rightside shall be responsible for all premiums, costs and fees associated with (x) any new Insurance Policies placed for the benefit of Rightside pursuant to this Section 9.2 and (y) any incremental increase in any Insurance Policy’s premiums, costs and fees associated with the prior acts coverage or with the transitional services coverage relating to the Transition Services Agreement):

(a)                                 each Insurance Policy listed in Schedule 9.2(a) (the “Occurrence Based Policies”) shall be cancelled and separate policies for each of Demand Media and Rightside shall be purchased on substantially similar terms as the Occurrence Based Policies (other than with respect to limits, retentions and deductibles, as applicable); and

(b)                                 (i) except for the Existing D&O Policies, as defined in Section 9.3, each Insurance Policy listed in Schedule 9.2(b) (the “Claims Made Policies” and together with the Occurrence Based Policies, the “Combined Policies”) shall be cancelled and (ii) separate claims made policies for Rightside shall be purchased with  substantially similar terms as the Claims Made Policies (other than with respect to limits, retentions and deductibles, as applicable), with a retroactive date under each such policy that is the same retroactive date under the corresponding Demand Media Claims Made Policy.

Section 9.3                                    D&O Policies.

(a)                                 Demand Media shall cause each Insurance Policy with respect to those Persons who are currently covered by the Demand Media Entities’ existing directors and officers Insurance Policies (the “Existing D&O Policies”) to be cancelled as of the Distribution Date and replaced with Directors’ and Officers’ liability insurance policies for the directors and officers of Demand Media only on substantially similar terms as the Existing D&O Policies (other than with respect to limits, retentions and deductibles, as applicable).

(b)                                 Rightside shall cause directors and officers Insurance Policies to be put in place as of the Distribution Date for the benefit of directors and officers of the Rightside Entities (it being understood that Rightside shall be responsible for all premiums, costs and fees associated with such policies).

(c)                                  For the six-year period commencing immediately after the Distribution Date, Demand Media shall maintain in effect prepaid run-off tail coverage (the “Run-Off Policy”) for claims that arise out of, or are primarily related to, the Rightside Assets, serving as a director or officer of the Rightside Entities, or the operation of the Rightside Business prior to the Distribution Date, with respect to those Persons who are currently covered by the Existing D&O Policies, on terms and at limits no less favorable than the coverage currently provided under such policies.

(d)                                 All premiums and commissions due with respect to the Run-Off Policy shall be paid by Demand Media.

Section 9.4                                    Pre-Distribution Claims.

(a)                                 For any claim asserted against any Rightside Entity after the Distribution Date arising out of an occurrence or Loss taking place prior to the Distribution Date (“Pre-Distribution Claim”), the applicable Rightside Entity may access coverage under the Insurance Policies under which the applicable Rightside Entity is insured and Demand Media shall cooperate with the applicable Rightside Entity in connection with the tendering of such claims.

(b)                                 In the event that a Pre-Distribution Claim relates to the same occurrence for which any Demand Media Entity is seeking coverage under an Insurance Policy, and the limits under the applicable Insurance Policy are not sufficient to fund all covered claims of the applicable Demand Media Entity and the applicable Rightside Entity, amounts due under such Insurance Policy shall be paid to the respective Entities in proportion to the amounts which otherwise would be due were the limits of liability infinite.

(c)                                  After the Distribution Date, any third-party administrator fees and deposits related to claims made under any Insurance Policy shall be paid in accordance with the protocol historically used prior to the Distribution Date.

Section 9.5                                    Retentions/Deductibles.

(a)                                 For any Pre-Distribution Claim made after the Distribution Date, all amounts necessary to exhaust or otherwise satisfy all applicable retentions, deductibles or other amounts not covered by such policy shall be:

(i)                                     paid by Demand Media to the extent such claim relates exclusively to the Demand Media Business;

(ii)                                  paid by Rightside to the extent such claim relates exclusively to the Rightside Business;

(iii)                               split equitably between Demand Media and Rightside, as determined in Demand Media’s reasonable discretion, for all other claims, including any claim relating to general corporate matters; or

(iv)                              Rightside shall comply with all terms and conditions of all policies covering or potentially covering any Pre-Distribution Claims.  Rightside will cooperate with Demand Media, its counsel and its insurance broker concerning obtaining and maintaining coverage for Pre-Distribution Claims.

(b)                                 Rightside shall be permitted to determine whether to settle any claim for which Rightside is required to pay any applicable deductibles or retentions pursuant to Section 9.5(a)(ii); provided that, Rightside shall not enter into any such settlement without the consent (not to be unreasonably withheld, conditioned or delayed) of Demand Media if the settlement (A) has the effect of permitting any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any Demand Media Entity, (B) does not release the Demand Media Entities from all liabilities and obligations with respect to such claim, (C) includes an admission of guilt or liability on behalf of any of the Demand Media Entities, or (D) is otherwise prejudicial to any Demand Media Entity.

(c)                                  For the avoidance of doubt, any dispute between the Parties arising out of or related to this Section 9.5 shall be subject to the dispute resolution provisions of Article VIII.

Section 9.6                                    Unearned Premium.  Demand Media shall be entitled to their respective interest in any unearned premium paid by any insurer as a result of the cancellation of any of the Combined Policies pursuant to Section 9.2(a) or Section 9.2(b) or the D&O Policies pursuant to Section 9.3.

Section 9.7                                    Expirations and Renewals.  With respect to any Combined Policy that expires prior to the Distribution Date, Demand Media shall, in its sole discretion, take any of the following actions: (i) allow the policy to expire and place separate policies for Demand Media and Rightside in accordance with Section 9.2, as applicable, (ii) extend the policy through the Distribution Date or (iii) renew the policy.

Section 9.8                                    Copies of Policies.  As soon as reasonably practical following the Distribution Date, Demand Media, at its own expense, shall provide to Rightside copies of all Rightside Specific Policies and all Combined Policies. At any time after the Distribution Date, upon the reasonable request of Rightside, Demand Media shall provide to Rightside copies of all other documents related to any Rightside Specific Policies or any Combined Policies (in each case, including without limitation, certificates of insurance, insurer quotes and documents provided to underwriters).

ARTICLE X.

MISCELLANEOUS

Section 10.1                             Complete Agreement; Construction.  This Agreement, including the Schedules, and the Ancillary Agreements shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

Section 10.2                             Ancillary Agreements.  Except as may be expressly stated herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

Section 10.3                             Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

Section 10.4                             Survival of Agreements.  Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Distribution Date.

Section 10.5                             Distribution Expenses.  Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, all costs and expenses incurred on or prior to the Distribution Date (whether or not paid on or prior to the Distribution Date) in connection with the preparation, execution, delivery, printing and implementation of this Agreement and any Ancillary Agreement, the Registration Statement, the Distribution and the consummation of the transactions contemplated thereby, shall be charged to and paid by Demand Media. Such expenses shall be deemed to be Demand Media Liabilities.  Notwithstanding the foregoing, all costs and expenses incurred by Rightside in connection with a potential private placement of Rightside securities to be consummated following the Spin-Off shall be charged to and paid by Rightside, and such expenses shall be deemed to be Rightside Liabilities.  Except as otherwise set forth in this Agreement or any Ancillary Agreement, each Party shall bear its own costs and expenses incurred after the Distribution Date.  Any amount or expense to be paid or reimbursed by any Party to any other Party shall be so paid or reimbursed promptly after the existence and amount of such obligation is determined and written demand therefor is made.

Section 10.6                             Notices.  All notices and other communications hereunder shall be in writing, shall reference this Agreement and shall be hand delivered or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

To Demand Media:

Demand Media, Inc.

1655 26th Street

Santa Monica, CA 90404

Attention: Legal

Email: daniel.weinrot@demandmedia.com

Tel: (310) 394-6400

Fax: (310) 395-6249

To Rightside:

Rightside Group, Ltd.

5808 Lake Washington Blvd., Suite 300

Kirkland, Washington  98033

Attention: Legal

Email: rick@rightside.co

Tel: (425) 298-2500

Fax: (425) 298-2703

Section 10.7                             Waivers.  The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 10.8                             Amendments.  Subject to the terms of Sections 10.11 and 10.13 hereof, this Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

Section 10.9                             Assignment.  This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, however, that either Party may assign this Agreement to a purchaser of all or substantially all of the properties and assets of such Party so long as such purchases expressly assumes, in a written instrument in form reasonably satisfactory to the non-assigning Party, the due and punctual performance or observance of every agreement and covenant of this Agreement on the part of the assigning Party to be performed or observed.

Section 10.10                      Successors and Assigns.  The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 10.11                      Termination.  This Agreement (including Article V hereof) may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Distribution by and in the sole discretion of Demand Media without the approval of Rightside or the stockholders of Demand Media.  In the event of such termination, no Party shall have any liability of any kind to any other Party or any other Person.  After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by the Parties;

provided, however, that Article V shall not be terminated or amended after the Distribution in respect of a Third Party beneficiary thereto without the consent of such Person.

Section 10.12                      Subsidiaries.  Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any entity that is contemplated to be a Subsidiary of such Party after the Distribution Date.

Section 10.13                      Third-Party Beneficiaries.  Except (a) as provided in Section 3.12 for the release of any Person provided thereunder, (b) as provided in Article V relating to Indemnitees, and (c) as specifically provided in any Ancillary Agreement, this Agreement and the Ancillary Agreements are solely for the benefit of the Parties and their respective Subsidiaries and Affiliates and shall not be deemed to confer upon any other Person any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 10.14                      Title and Headings.  Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 10.15                      Schedules.  The Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein

Section 10.16                      Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to Contracts made and to be performed in the state of Delaware.

Section 10.17                      Waiver of Jury Trial.  The Parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement.

Section 10.18                      Specific Performance.  From and after the Distribution, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Party to this Agreement who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative.  The Parties agree that, from and after the Distribution, the remedies at Law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any loss, that any defense in any action for specific performance that a remedy at Law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 10.19                      Severability.  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.  The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

Demand Media, Inc.

By:	/S/ MEL TANG
Name: Mel Tang
Title: Chief Financial Officer

Rightside Group, Ltd.

By:	/S/ TARYN J. NAIDU
Name: Taryn J. Naidu
Title: Chief Executive Officer

[Signature Page to Separation and Distribution Agreement]